NEWS RELEASE

Contact
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

Laclede Group Generates Earnings Increases from Continuing Operations in Fiscal 2009’s Second Quarter and First Six Months

Company Also Declares Quarterly Dividend

ST. LOUIS (April 30, 2009) -- The Laclede Group, Inc. (NYSE: LG) today announced increased earnings from continuing operations for its second quarter and first six months of fiscal 2009, both of which ended March 31, 2009.  Additionally, the Company declared a quarterly dividend of 38 ½ cents per share on its common stock, payable July 1, 2009 to shareholders of record on June 11, 2009.

For the second quarter, The Laclede Group reported a 2.5 percent increase in consolidated income from continuing operations to $30.8 million, or $1.40 diluted earnings per share, when compared to the same quarter last year.  For the first six months of fiscal 2009, The Laclede Group reported a 20 percent increase in consolidated income from continuing operations to $62.1 million, or $2.82 diluted earnings per share, when compared to the year-ago period.  Last year’s second-quarter and first-half results reflected the impact of $2.6 million, or $0.12 diluted earnings per share, in certain tax-related benefits recognized in those time periods.

Last year’s second-quarter and first-half results included the effects of operations and the March 31, 2008 sale of Laclede Group’s wholly owned subsidiary, SM&P Utility Resources, Inc. (SM&P), which contributed $0.98 and $0.96 diluted earnings per share in the 2008 second-quarter and first-half time periods, respectively. As a result, Laclede Group reported 2008 second-quarter earnings of $51.4 million, or $2.37 diluted earnings per share, and 2008 first-half earnings of $72.3 million, or $3.34 diluted earnings per share, on an as-reported basis.

“In looking at our continuing operations for the second quarter and first six months of this year, our diverse business model provides us with the ability to generate strong results in a challenging economic and commodities market environment,” said Douglas H. Yaeger, chairman, president and chief executive officer of Laclede Group.  “I want to commend all of our employees for their hard work and dedication, which have enabled our company to grow.  At Laclede Gas, we continue to identify and invest in initiatives that allow us to serve our customers better and more efficiently.  As for Laclede Energy

Resources, its development and implementation of a long-term growth strategy over the past year, which included increasing our firm transportation portfolio and customer base, has provided significant benefits for our shareholders.”

RESULTS OF OPERATIONS
Laclede Energy Resources
Laclede Energy Resources (LER), Laclede Group’s non-regulated natural gas commodity service provider, reported a 75 percent increase in its earnings to $8.5 million for the fiscal 2009 second quarter when compared to the year-ago quarter.  LER contributed $0.39 to consolidated diluted earnings per share for the second quarter this year, compared to $0.22 per share for the second quarter of fiscal 2008.

For the first half of 2009, LER reported a 121 percent increase in its earnings to $23.2 million when compared to the same six-month period last year. LER contributed $1.05 per share to consolidated diluted earnings per share for the six-month period this year compared to $0.49 per share for the comparable period last year.

In both time periods, the higher earnings were primarily attributable to higher sales volumes made possible by significantly increased firm pipeline transportation capacity and to greater margins on sales of natural gas, which resulted partly from depressed supply prices in the Midcontinent due to increased shale gas supply production and pipeline constraints.  Last year’s second-quarter and first-half results reflected the impact of $1.4 million, or $0.07 diluted earnings per share, in certain tax-related benefits recognized in those time periods.

Laclede Gas Company
Laclede Gas Company, Laclede Group’s core subsidiary and Missouri’s largest natural gas distribution utility, reported a 12 percent earnings decrease to $22.2 million for the fiscal 2009 second quarter when compared to last year’s second quarter.  Laclede Gas contributed $1.01 to diluted earnings per share for the second quarter of fiscal 2009 compared to $1.17 per share for the second quarter of fiscal 2008.

For the first half of fiscal 2009, Laclede Gas reported a 7 percent earnings decrease to $38.4 million when compared to the same period last year. Laclede Gas contributed $1.74 to consolidated diluted earnings per share for the six-month period this year compared to $1.90 per share for the comparable period last year.

The earnings decreases in both time periods were primarily attributable to increased operating and maintenance expenses. Additionally, last year’s second-quarter and first-half results reflected the impact of $1.1 million, or $0.05 diluted earnings per share, in certain tax-related benefits recognized in those time periods.  These current results were partially offset by increased income from off-system sales and capacity release (revenue generated outside Laclede Gas’ service territory) and higher revenue from adjustments to the Infrastructure System Replacement Surcharge.

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2009 second-quarter and first-half results, please see the accompanying unaudited Statements of Consolidated Income.

ABOUT THE LACLEDE GROUP
Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the City of St. Louis and 10 other counties in Eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

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UNAUDITED
STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

OPERATING REVENUES
Regulated Gas Distribution	$440,468	$507,089	$798,569	$827,981
Non-Regulated Gas Marketing	217,589	239,387	532,629	421,185
Other	1,011	1,230	2,126	2,530
Total Operating Revenues	659,068	747,706	1,333,324	1,251,696
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	313,506	377,526	568,403	600,367
Other operation expenses	40,251	38,989	76,552	74,202
Maintenance	7,261	5,814	13,795	12,049
Depreciation and amortization	9,180	8,763	18,299	17,476
Taxes, other than income taxes	28,216	29,255	46,574	45,936
Total Regulated Gas Distribution Operating Expenses	398,414	460,347	723,623	750,030
Non-Regulated Gas Marketing	204,487	234,021	496,088	406,893
Other	927	1,455	1,685	2,713
Total Operating Expenses	603,828	695,823	1,221,396	1,159,636
Operating Income	55,240	51,883	111,928	92,060
Other Income and (Income Deductions) - Net	247	1,076	986	3,725
Interest Charges:
Interest on long-term debt	6,145	4,875	12,291	10,001
Interest on long-term debt to unconsolidated affiliate trust	—	70	—	139
Other interest charges	1,168	2,056	3,814	6,219
Total Interest Charges	7,313	7,001	16,105	16,359
Income from Continuing Operations Before Income Taxes
and Dividends on Laclede Gas Redeemable Preferred Stock	48,174	45,958	96,809	79,426
Income Tax Expense	17,356	15,889	34,677	27,811
Dividends on Laclede Gas Redeemable Preferred Stock	7	9	15	19
Income from Continuing Operations	30,811	30,060	62,117	51,596
Income from Discontinued Operations, Net of Income Tax	—	21,294	—	20,661
Net Income	$30,811	$51,354	$62,117	$72,257

Average Number of Common Shares Outstanding:
Basic	21,891	21,589	21,874	21,571
Diluted	22,017	21,685	22,015	21,653

Basic Earnings Per Share of Common Stock:
Income from Continuing Operations	$1.41	$1.39	$2.84	$2.39
Income from Discontinued Operations	—	0.99	—	0.96
Net Income	$1.41	$2.38	$2.84	$3.35

Diluted Earnings Per Share of Common Stock:
Income from Continuing Operations	$1.40	$1.39	$2.82	$2.38
Income from Discontinued Operations	—	0.98	—	0.96
Net Income	$1.40	$2.37	$2.82	$3.34